Exhibit 99.1

Amylin Pharmaceuticals, Inc.	Tel	(858) 552 2200
9360 Towne Centre Drive	Fax	(858) 552 2212
San Diego, CA 92121 USA	www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Net product sales increase to ~$22 million in first full quarter of commercialization

San Diego, CA – October 26, 2005 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and the nine months ended September 30, 2005.  The Company reported total revenue of $25.9 million for the third quarter, the first full quarter of commercial operations, including net product sales of $21.9 million.  The net loss for the quarter was $69.5 million or $0.65 per share.  At September 30, 2005, the Company held cash, cash equivalents and short-term investments of approximately $491 million.

“Increased revenue this quarter reflects solid execution of our commercialization strategy for BYETTA and SYMLIN.  Our field organization continues to experience strong interest for both products within the diabetes community, which positions us for future growth,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer.  “During the quarter, we announced positive preliminary results from the ongoing clinical study of the long-acting release version of BYETTA, and raised an additional $152 million to further support the continued growth of the business.”

Quarter ended September 30, 2005

Net product sales of $21.9 million for the current quarter include sales of $18.1 million for BYETTA® (exenatide) injection, a first-in-class therapy for type 2 diabetes, and $3.8 million for SYMLIN® (pramlintide acetate) injection, a first-in-class diabetes therapy that is used with mealtime insulin.  Net product sales consist of shipments of BYETTA and SYMLIN to the Company’s wholesale customers, net of allowances for discounts, distribution fees and returns.

Revenue under collaborative agreements was $4 million for the quarter ended September 30, 2005, compared to $13.4 million for the same period in 2004.  In the third quarter of 2004, the company recognized $5 million in milestone revenue from Eli Lilly and Company and had higher cost-sharing revenue due to higher BYETTA development expenses than in the current quarter.

Cost of goods sold was $4.3 million for the quarter ended September 30, 2005.

Research and development expenses increased to $32.7 million for the quarter ended September 30, 2005, compared to $30.8 million for the same period in 2004.  The increase primarily reflects increased investments in the Company’s pipeline activities.

Selling, general and administrative expenses for the quarter ended September 30, 2005, were $52.1 million compared to $15 million for the same period in 2004.  This increase reflects the expansion of the Company’s commercial capabilities and business infrastructure to support the commercialization of BYETTA and SYMLIN in the United States.  This expansion included hiring and training for our now fully staffed field organization, expanded marketing, medical education and customer service activities, and related administrative support.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was  $7.2 million in the third quarter of 2005.

Net loss was $69.5 million, or $0.65 per share, for the three months ended September 30, 2005, compared to a net loss of $34.1 million, or $0.36 per share, for the same period in 2004.

Third Quarter Highlights

•                  Fully staffed field organization trained and deployed supporting our two first-in-class diabetes products

•                  Announced preliminary results from an ongoing Phase 2 multi-dose study demonstrating that once-weekly exenatide long-acting release (LAR) formulation was well tolerated and improved glucose control in patients with type 2 diabetes.

•                  Completed public offering of common stock generating net proceeds to Amylin of approximately $152 million.

•                  Supported commercial, research, and medical education activities at the American Association of Diabetes Educators (AADE) and the European Association for the Study of Diabetes (EASD) annual meetings.

Nine months ended September 30, 2005

Total revenue for the nine months ended September 30, 2005 was $76.9 million.  This includes net product sales of $30.5 million consisting of sales of $25.5 million for BYETTA and $5.0 million for SYMLIN.

For the nine months ended September 30, 2005, revenue under collaborative agreements increased to $46.4 million, from $27.7 million for the same period in 2004.  The increase primarily reflects the recognition of $35 million in milestone payments from Lilly earned in 2005 in connection with the regulatory approval and commercial launch of BYETTA in the United States, partially offset by lower cost-sharing revenue due to lower BYETTA development expenses in the nine-months ended September 30, 2005 as compared to the same period in 2004.

Cost of goods sold was $5.8 million for the nine months ended September 30, 2005, and consists of costs associated with the manufacture of BYETTA and SYMLIN.

Research and development expenses decreased slightly to $86.9 million for the nine months ended September 30, 2005, compared to $88.2 million for the same period in 2004.  The decrease in 2005 primarily reflects reduced development expenses for BYETTA, partially offset by increased investments in the Company’s pipeline activities, as compared to the same period in 2004.

Selling, general and administrative expenses increased to $114.4 million for the nine months ended September 30, 2005, compared to $46.8 million for the same period in 2004.  The increase is due to the same factors that influenced the increase in the third quarter discussed above and consists of growth in the Company’s commercial capabilities and increased business infrastructure to support the commercialization of BYETTA and SYMLIN.

Collaborative profit sharing was $10 million for the nine months ended September 30, 2005.

Net loss was $139.7 million, or $1.34 per share, for the nine months ended September 30, 2005, compared to a net loss of $110.8 million, or $1.18 per share, for the same period in 2004.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT.  The call will be webcast live through Amylin’s corporate website and a recording will be made available following the close of the call. For those without access to the Internet, the live call may be accessed by phone by calling (800) 561-2813 (domestic) or (617) 614-3529 (international), passcode 23353354.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 85169731.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA and/or SYMLIN may not prove to be important new therapeutic options or may be affected by unexpected new data or technical issues; that the Company may not be able to effectively launch BYETTA and/or SYMLIN; that our financial results may fluctuate significantly from quarter to quarter and may not meet market expectations; that current or future clinical trials will not replicate previous trial results or will not conclude when planned; that our drug candidates may not receive regulatory approval; and risks and uncertainties inherent in the drug discovery and development process.  Commercial and government reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply may also affect the potential for BYETTA and/or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Qs.  Amylin undertakes no duty to update these forward-looking statements.

(financial information to follow)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$21,872	$—	$30,524	$—
Revenue under collaborative agreements	4,034	13,423	46,411	27,671
Total revenues	25,906	13,423	76,935	27,671

Costs and expenses:
Cost of goods sold	4,260	—	5,782	—
Research and development	32,748	30,834	86,878	88,223
Selling, general and administrative	52,062	15,006	114,448	46,785
Collaborative profit sharing	7,152	—	10,018	—
Total costs and expenses	96,222	45,840	217,126	135,008

Operating loss	(70,316)	(32,417)	(140,191)	(107,337)

Interest income (expense), net	841	(1,639)	518	(3,419)

Net loss	$(69,475)	$(34,056)	$(139,673)	$(110,756)

Net loss per share - basic and diluted	$(0.65)	$(0.36)	$(1.34)	$(1.18)

Shares used in computing net loss per share - basic and diluted	106,264	94,157	103,961	93,962

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$163,695	$60,583
Short-term investments	327,290	233,173
Accounts receivable, net	21,486	—
Receivables from collaborative partners	221	5,770
Inventories	26,397	15,676
Other current assets	17,577	9,156
Property and equipment, net	25,623	20,739
Other assets	11,221	12,703
Total assets	$593,510	$357,800

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$61,796	$37,651
Current portion of deferred revenue	4,286	4,286
Other liabilities, net of current portion	10,119	7,290
Deferred revenue, net of current portion	12,729	20,943
Convertible senior notes	375,000	375,000
Stockholders’ equity (deficit)	129,580	(87,370)
Total liabilities and stockholders’ equity (deficit)	$593,510	$357,800

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net loss	$(139,673)	$(110,756)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	8,241	5,418
Working capital changes	(16,290)	(15,983)
Net cash used for operating activities	(147,722)	(121,321)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(94,289)	(42,276)
Purchases of equipment and increase in patents, net	(10,967)	(10,214)
Net cash used for investing activities	(105,256)	(52,490)

Financing activities:
Proceeds from issuance of common stock, net	356,100	5,499
Proceeds from issuance of convertible senior notes	—	193,613
Principal payments on notes payable and capital leases	(10)	(10)
Net cash provided by financing activities	356,090	199,102

Increase in cash and cash equivalents	103,112	25,291

Cash and cash equivalents at beginning of period	60,583	76,615
Cash and cash equivalents at end of period	$163,695	$101,906

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CONTACT:

Mark G. Foletta

Vice President, Finance and

Chief Financial Officer

(858) 552-2200

www.amylin.com